Filed Pursuant to Rule 433

Registration No. 333-188191

Issuer Free Writing Prospectus dated November 4, 2014

Relating to Preliminary Prospectus Supplement dated November 4, 2014

APPLE INC.

FINAL PRICING TERM SHEET

1.000% Notes due 2022 (“2022 Notes”)

Issuer:	Apple Inc.
Principal Amount:	€1,400,000,000
Maturity:	November 10, 2022
Coupon:	1.000%
Price to Public:	99.375%
Interest Payment Date:	Annually on November 10, commencing November 10, 2015
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Spread to Mid-Swap:	+30 basis points
Mid-Swap Yield:	0.782%
Benchmark Security:	DBR 1.500% due September 4, 2022
Benchmark Security Price:	107.56%
Spread to Benchmark Security:	+57.0 basis points
Yield:	1.082%
Redemption:	The 2022 Notes will be redeemable, at any time in whole or from time to time in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2022 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2022 Notes) plus 5 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.
Trade Date:	November 4, 2014
Settlement Date:	November 10, 2014 (London T+4)
Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof
Listing:	Apple Inc. intends to apply to list the 2022 Notes on the New York Stock Exchange
Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
Common Code/ISIN:	113533480 / XS1135334800
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
Deutsche Bank AG, London Branch Barclays Bank PLC J.P. Morgan Securities plc Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Citigroup Global Markets Limited Credit Suisse Securities (Europe) Limited

1.625% Notes due 2026 (“2026 Notes”)

Issuer:	Apple Inc.
Principal Amount:	€1,400,000,000
Maturity:	November 10, 2026
Coupon:	1.625%
Price to Public:	99.504%
Interest Payment Date:	Annually on November 10, commencing November 10, 2015
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Spread to Mid-Swap:	+45 basis points
Mid-Swap Yield:	1.221%
Benchmark Security:	DBR 1.000% due August 15, 2024
Benchmark Security Price:	101.80%
Spread to Benchmark Security:	+86.3 basis points
Yield:	1.671%
Redemption:	The 2026 Notes will be redeemable, at any time in whole or from time to time in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2026 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2026 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption.
Trade Date:	November 4, 2014
Settlement Date:	November 10, 2014 (London T+4)
Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof
Listing:	Apple Inc. intends to apply to list the 2026 Notes on the New York Stock Exchange
Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services
Common Code/ISIN:	113533749 / XS1135337498
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
Deutsche Bank AG, London Branch Barclays Bank PLC J.P. Morgan Securities plc Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Citigroup Global Markets Limited Credit Suisse Securities (Europe) Limited

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Deutsche Bank AG, London Branch toll free at 1-800-503-4611, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactUs.cfm.

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